Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

The following is a list of subsidiaries of the Company as of August 30, 2015, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Subsidiaries	State or Other Jurisdiction of Incorporation or Organization	Name under Which Subsidiary Does Business
Costco Wholesale Membership, Inc.	California	Costco Wholesale Membership, Inc.
Costco Wholesale Canada Ltd.	Canadian Federal	Costco Wholesale Canada, Ltd., Costco Wholesale
Costco Western Holdings, Ltd.	Canadian Federal	Costco Western Holdings, Ltd.
Costco Wholesale United Kingdom Ltd.	United Kingdom	Costco Wholesale United Kingdom Ltd.
NW Re Ltd.	Arizona	NW Re Ltd.
PriceCostco International, Inc.	Nevada	PriceCostco International, Inc.
Costco Wholesale Korea, Ltd.	Korea	Costco Wholesale Korea, Ltd.
Costco de Mexico, S.A. de C.V.	Mexico	Costco de Mexico, S.A. de C.V.
Costco Wholesale Japan, Ltd.	Japan	Costco Wholesale Japan, Ltd.
Costco Insurance Agency, Inc.	United States	Costco Insurance Agency, Inc.
Costco Canada Holdings Inc.	Canadian Federal	Costco Canada Holdings Inc.